EXHIBIT 21

SUBSIDIARIES OF eLOT, INC.

	JURISDICTION OF
NAME	INCORPORATION	% OWNERSHIP	BUSINESS

eLottery, Inc.	Delaware	100%	Lottery retailing services

			and systems

ELOTTONET, Inc.	Delaware	100%	Lottery results

			notification and

			general marketing

			services

All listed subsidiaries do business only under their corporate names listed above. Certain inactive and immaterial subsidiaries, which if considered in the aggregate as a single subsidiary would not constitute a “significant subsidiary” as defined in Rule 1-02(w) of the Commission, as of December 31, 2000, are not listed.